Schedule A

Pursuant to paragraph 3 of this Agreement, each class will pay a management fee at the annual rate set forth in the table below of the average daily net assets of the class (computed in the manner set forth in the Trust’s Declaration of Trust) throughout the month. “Years to Horizon Date” will be determined on the first day of the Fund’s then-current fiscal year and the corresponding annual rate will apply through the last day of that fiscal year.

Years to Horizon Date	Retail Class, Class A, Class I Annualized Rate (bp)	Class K, Class K6, Class Z6 Annualized Rate (bp)
8	48	38
7	48	38
6	48	38
5	48	38
4	48	38
3	48	38
2	47	37
1	47	37
0	47	37
(1)	47	37
(2)	47	37
(3)	47	37
(4)	47	37
(5)	47	37
(6)	46	36
(7)	46	36
(8)	46	36
(9)	46	36
(10)	46	36
(11)	46	36
(12)	46	36
(13)	45	35
(14)	45	35
(15)	45	35
Thereafter (including investments in Fidelity Managed Retirement Income Fund)	45	35

Agreed and Accepted

as of July 27, 2019

FIDELITY INCOME FUND
on behalf of Fidelity Managed Retirement 2020 Fund By /s/Laura M. Del Prato Laura M. Del Prato President and Treasurer FMR CO., INC. By /s/Christopher J. Rimmer Christopher J. Rimmer Treasurer